                                                              EXHIBIT 1.A.(9)(a)

                    FIRST AMENDMENT TO THE SERVICE AGREEMENT

                 This FIRST AMENDMENT to the Service Agreement dated as of December 31, 1990, by and between TANDEM INSURANCE GROUP, INC., an Illinois insurance corporation with offices at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 ("Tandem") and MONARCH LIFE INSURANCE COMPANY, a Massachusetts life insurance company with offices at One Monarch Place, Springfield, Massachusetts 01144 ("Monarch").
                                  WITNESSETH:
                 WHEREAS, the parties have entered into a Service Agreement, dated as of November 14, 1990 (the "Service Agreement"); and

                 WHEREAS, the parties desire to amend the terms and conditions of the Service Agreement as set forth herein;

                 NOW, THEREFORE, in consideration of the mutual promises and other terms and conditions herein set forth, MLIC and Monarch agree as follows:

                 1.          DEFINITIONS

                 Any terms capitalized but not defined herein shall have the meaning set forth in the Service Agreement.

                 2.          AMENDMENTS TO WHEREAS CLAUSES.
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                 2.1         In the second WHEREAS clause in line 6 after the
word "certain" insert "office furniture, fixtures,". In line 7 after the word "systems" insert "and certain copies of software installed in the equipment".

                 2.2 In the second WHEREAS clause in line 12 delete the word "facility" and insert "service center (the "Service Center")". In the second WHEREAS clause in line 13 delete the word "agreements" and insert the word "agreement". In the second WHEREAS clause in line 14 delete the word "Agreements" and insert "Agreement".

                 2.3 In the fourth WHEREAS clause, in line one, after the word "WHEREAS" insert "Monarch and" and after "Royal Tandem Life Insurance Company" insert ("RTLIC")".

                 2.4 In the fourth WHEREAS clause in line 8 after "policies" insert ", including all riders and endorsements associated therewith,".

                 2.5 The fifth WHEREAS clause shall become the sixth WHEREAS clause and the following clause shall be inserted as the fifth WHEREAS clause:

                             "WHEREAS, Monarch and Tandem wish to assure that the use of facilities and all charges for services incurred hereunder are reasonable and in accordance





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                             with the requirements of applicable state
                             regulations; and"

                 3.          AMENDMENTS TO SECTION 2.5

                 3.1 In the second line of Section 2.5 after the word "Date" insert "(as defined in Section 13.1 below)".

                 3.2 In Section 2.5(I) in the second line, delete the word "facility" and insert "Service Center".

                 3.3 In Section 2.5(ii) in the third line delete the word "facility" and insert "Service Center".

                 3.4 In Section 2.5(iii) in the third line delete the word "Facility" and insert "Service Center".

                 3.5 Insert at the beginning of Section 2.5(iv) "Except as otherwise contemplated herein,". In addition, in line 3 delete "SDC" and insert "MFSI".

                 3.6 In Section 2.5(v), on the third line delete the word "purchasing" and insert the word "packaging" and on the fifth line, delete "service center" and insert "Service Center".

                 4.          AMENDMENTS TO SECTION 3.1.

                 On line 10 before the word "fee" insert the words "one-time". In addition, in line 11 after the word "to" delete the word "the" and insert the word "each". Also, in line 11, after the words "issuance of" delete the word "each" and insert the word "a".

                 5.          AMENDMENTS TO SECTION 3.2.





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                 In line 10, after the words "Monarch a" insert "one-time".  In addition in line 10, after the word "each" insert "issuance of a".

                 6.          AMENDMENT TO SECTION 4.

                 In line 8 after the word "party" delete ", whether" and in line 9 delete "or otherwise".

                 7.          AMENDMENT TO SECTION 6.

                 In line 23, delete "Each" and insert "Notwithstanding the foregoing provisions of this Section 6, with respect to the duplication of existing records of any Covered Policy in force on the Reinsurance Closing Date, each". In line 15, after the word "receive" insert the word "extra".

                 8.          AMENDMENT TO SECTION 7.

                 In line 3, insert the word "as" after the word "only". In line 12, delete "Monarch" and insert "TANDEM".

                 9.          AMENDMENT TO SECTION 8.1.

                 9.1 In Section 8.1(I), first line, delete "corporation" and insert "Massachusetts insurance company".

                 9.2 In Section 8.1(vi), at the beginning of that paragraph insert "except as otherwise contemplated by this Agreement,".





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                 9.3         In Paragraph 8.1(viii), in the first line, delete
the word "the".  In the second line, delete "New York" and insert "Illinois".

                 9.4 In Section 8.2, in the heading delete "Crown" and insert "TANDEM".

                 9.5 In Section 8.2(I), first line, delete "a corporation" and insert "an Illinois insurance company".

                 10.         AMENDMENT TO SECTION 10.

                 In the second line delete "Monarch" and insert "the other".

                 11.         AMENDMENT TO SECTION 11.1

                 In line 14 delete "SDC" and insert "MFSI" and after "available" insert "following the implementation of the plan as contemplated by
Section 11.2 below." In line 16 delete the word "provision" and insert the word "provisions".

                 12.         AMENDMENT TO SECTION 11.2.

                 In line 2 delete the word "establish" and insert the word "implement" and delete "60" and insert "180".

                 13.         AMENDMENTS TO SECTION 13.2.

                 13.1 In Section 13.2(b), in the last line after "(ii)" insert ")".

                 13.2        In Section 13.2(g) in the last line delete "or".





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                 13.3        In addition, in Section 13.2(h), in the second
line, delete "applies" and insert "apply."

                 13.4 In Section 13.2(I) in the first line, delete "Landlord" and insert "MFSI" and before "Lease" insert "Holyoke". In the second line delete "the provision of such Lease" and insert "Section 2.5 above".

                 14.         AMENDMENTS TO SECTION 13.2(c).

                 14.1 Beginning in the second line delete "its failure to perform the Services pursuant to the terms of this Agreement and in strict compliance with the standards set forth in the Exhibit C and D" and insert "a default under Section 13.2(a) or (b) of this Agreement".

                 In addition, beginning in line 12 delete "fails to perform the Services in accordance with Exhibits C and D" and insert "defaults under
Section 13.2(a) or (b) of this Agreement".

                 14.2 In addition, Section 13.3(C) should end on line 13 after the word "Agreement" and a new Section 13.3(d) should begin with the words "In the event that an order for relief" on line 13.

                 15.         AMENDMENT TO SECTION 13.4.

                 In line 6 delete "by either party thereto by Monarch or otherwise or by" and insert "or".

                 16.         AMENDMENT TO SECTION 14.

                 In line 9 delete "Tandem" and insert "RTLIC".





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                 17.         AMENDMENT TO SECTION 15.1.

                 Section 15.1 should be deleted in its entirety and a new
Section 15.1 should read as follows:

                 "15.1 TRANSITION. If this Agreement is terminated by either party pursuant to any Section of this Agreement or the Agreement expires by its own terms, each of the parties will cooperate with the other in all reasonable respects to ensure that, at all times during and after the Transition Period, each shall be able to continue to perform its obligations to others without interruption as a result of the termination of this agreement and in any event, for a period of one year following any such termination, neither party shall take any action whatsoever with respect to assets owned, leased, or licensed by it (including, without limitation, the Monarch leased IBM mainframe computer and iciest to such mainframe) or with respect to any of its personnel which would in any way hinder or prevent Monarch or RTLIC from performing their respective obligations to others as a result of the termination of this Agreement."

                 18.  AMENDMENT TO SECTION 15.5.

                 At the end of Section 15.5 add ", the applicable provisions of this Agreement being deemed to survive to the extent necessary for this purpose".

                 19.  AMENDMENT TO SECTION 16.

                 In line 3 delete "processing data" and insert "data processing". In addition, in line 14, delete "particular".

                 20.  AMENDMENT TO SECTION 18.2.

                 At the end of Section 18.2 insert ", which approval shall not be unreasonably withheld".

                 21.  AMENDMENT TO SECTION 18.5.





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                 In section 18.5(b) in line 6 delete "Copies" and insert "With a copy".  In line 9 delete "Copies" and insert "With a copy".

                 22.  AMENDMENT TO 18.6.

                 In the first line insert a comma after the word "Agreement". In line 3 delete "Agreements" and insert "Agreement".

                 23.  AMENDMENT TO 18.7.

                 In line 3 insert "and Audit" after "Inspection". In line 8 insert "of Policyholders" after "Non-Solicitation".

                 24.  AMENDMENT TO "IN WITNESS WHEREOF" CLAUSE.

                 In line 3 delete "and their respective corporate seals to be affixed hereto,".

                 25.  AMENDMENT TO EXHIBITS TO THE SERVICE AGREEMENTS.

                 The Exhibits to the Service Agreements are hereby replaced in their entirety by the Exhibits annexed to this First Amendment Agreement.

                 26.  SUBLEASE AND TERMINATION OF HOLYOKE LEASE.

                 The Holyoke Lease referred to in the Service Agreement has been terminated effective December 31, 1990 and ML Group and MFSI have entered into an Agreement of Sublease dated as of December 31, 1990 (the "Sublease") relating to the same space at the Service Center as in Holyoke Lease and for purposes of the Service Agreement, any reference to the Holyoke Lease shall be deemed to mean the Sublease.





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                 27.  OTHER TERMS AND CONDITIONS.

                 All other terms and conditions of the Service Agreement shall remain in full force and effect.

                 28.  COUNTERPARTS.

                 This First Amendment to the Service Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this First Amendment Agreement to be executed by their respective officers duly authorized to do so as of the date first above written.

                              TANDEM INSURANCE GROUP, INC.

                              By: /s/ THOMAS H. PATRICK
                                 -----------------------------
                                 Name: Thomas H. Patrick
                                 Title:  Attorney-In-Fact

                              MONARCH LIFE INSURANCE COMPANY

                              By: /s/ BRUCE BROWN
                                 -----------------------------
                                 Name: Bruce Brown
                                 Title:  President






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
                                   EXHIBIT A

                        DESCRIPTION OF THE SERVICES FOR

                        INSURER*/ VARIABLE LIFE PRODUCTS

Monarch shall provide the following Services using reasonable diligence. In the course of performing such Services, with respect to information which is not furnished to Monarch by third parties, Monarch shall provide materially correct information to Tandem and its Policyholders:

I.       SELECTION, UNDERWRITING, AND ISSUANCE SERVICES

         A. Application handling - Receive application or copy of application and evidence of premium payment, including amount and date of payment; enter information into computer system.

         B. Based on Tandem underwriting requirements as communicated to Monarch from time to time, request information from marketing firm, agent, applicant, doctor, or inspection company and pay all applicable fees for such information requests.

         C. Furnish underwriting support and advisory services, which include reviewing policy applications in an advisory capacity (including M.I.B. medical review) using Tandem underwriting standards, and recommend decisions to Tandem for Tandem's final determination; promptly upon receipt of Tandem's final determination, enter decision into computer system.

         D. If application must be declined or closed out, forward explanatory letter and arrange for refund drawn on an Insurer bank account and notify Tandem of such results.

         E.      Assembly and mailing





-----------------------------------

*/ For Covered Policies other than Assumed Policies, the term "Insurer," for purposes of this Exhibit A only, shall mean Monarch. For Assumed Policies and Direct Issue Policies, the term "Insurer," for purposes of this Exhibit A only, shall mean Tandem.

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
                 1. Assemble computer-printed Insurer policies with materials pertinent to Insurer and to the product (wallets, issue letters, identification cards, illustrations, etc.)

                 2. Forward mailing package to policyholder or to general agent for delivery.

                 3. Send coy of policy face sheet to Insurer and Indemnify Reinsurer**/

         F.      Correspondence and forms

                 Use Insurer's forms and stationary in all correspondence related to underwriting and policy issue.

         G.      Documents and reports

                 Provide Insurer and Indemnity Reinsurer at least once a month with copies of all selection, underwriting, and issuance documents and reports processed and produced by Monarch in support of Insurer, in either original paper document form or microfiche form, as deemed appropriate by Insurer or Indemnity Reinsurer under the circumstances. All original documents and reports are the property of Insurer. The Indemnity Reinsurer shall have the right to retain all copies of such documents.

         H. To the extent there are newly issued policies for which reinsurance applies, take customary ministerial steps necessary for reinsurance by third parties to cover risks under Direct Issue Policies pursuant to the terms of applicable automatic or facultative reinsurance treaties or agreements.

II.  POLICY SERVICE

     Monarch will be responsible for arranging for the handling of such requests and for maintaining all records related to them.





----------------------------------

**/ The term "Indemnity Reinsurer" shall mean Tandem to the extent it is providing indemnity reinsurance for Covered Policies under the Reinsurance and Assumption Agreement.

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
         A. Be prepared to provide on request on a daily basis a record for each policyholder summarizing the name and address of the policyholder, policy number, investment base, allocation among the various investment divisions of the investment base. Such records shall be delivered to Insurer or Indemnity Reinsurer promptly upon request.

         B.      Billing

                 1. Send to the contract owner premium notices and return envelopes bearing Insurer's name and, at direction of Insurer, Insurer's or its lock box mailing address.

                 2. Implement automatic bank withdrawals, wire transfers or similar transfers for deposit in Insurer bank accounts or as otherwise required by the Reinsurance and Assumption Agreement.

                 3. Update records based on notices and accompanying payments.

                 4. Provide services as needed for clarification and maintenance of billing records.

                 5. Transfer to an Insurer bank account or as otherwise required by the Reinsurance and Assumption Agreement the amount of any premium sent in error to Monarch.

         C. Distribute to policyholders quarterly and annual reports and prospectuses.

         D. Follow standards in Prospectus with regard to surrender and policyholder loans.

         E.      Communication, correspondence and forms

                 There will be an 800 number, or similar telephone made available, for communication between policyholders and Monarch. Insurer's forms and stationery will be used in al correspondence related to policy services. Any 800 number will be answered in the name of Merrill Lynch Insurance Group, by personnel trained by Monarch to response to any questions from policyholders relating to





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
                 their variable life policies with Insurer, or by means of a voice response system designed to answer in another name not identifying any insurer and to direct callers to such personnel or provide information directly to callers. All correspondence, other than that addressed to Insurer's lock box or as otherwise required by the Reinsurance and Assumption Agreement, will use a return address of Insurer in its home state.

         F.      Documents and reports

                 Provide Insurer and Indemnity Reinsurer at least once a month with copies of all policy service documents and reports processed and produced by Monarch in support of Insurer, in either original paper document form or microfiche form, as deemed appropriate by Insurer or Indemnity Reinsurer under the circumstance. All documents and reports are the property of Insurer.

         G. With respect to in force policies for which third party reinsurance applies, take customary ministerial steps necessary to provide the policy services described above for such policies.

III.     CLAIMS

         Claims service will originate with Tandem, who will authorize Monarch to assume responsibility for supporting all functions related to the receipt, processing and payment of Tandem's policy claims.

         A.      Identify the insured.

         B. Investigate and process claims based upon Tandem's claims guidelines, and make a recommendation to Tandem as to the disposition of the claim.

         C. Give prompt notice by facsimile transmission to Insurer and Tandem of each claim with respect to a benefit payment under any of its policies and a recommendation as to disposition of such claim. If requested by Tandem within five business days of receipt of a notice of claim, promptly provide the file, or a copy thereof, to Tandem. Tandem shall instruct Monarch whether to contest





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                 such claim within five business days of receipt of such file or copy thereof.

         D. Subject to Tandem's prior approval, pay all claims, whether settled or adjudicated.

         E. Adjudicate claims based upon Tandem's claims guidelines, PROVIDED, HOWEVER, that Tandem reserves the rights to assume the defense of any claims.

         F.      Audit claims processed.

         G. If requested by Insurer, send Insurer drafts and/or correspondence to payee or to policyholders.

         H. Send daily record of claim activity via facsimile transmission to Insurer and Indemnity Reinsurer.

                 1. Maintain copies of all original claims on microfiche for any future claim processing.

                 2. Maintain computer system records of claims information.

         I. Provide reports, perform maintenance, and assure all records are accurate and balanced to the appropriate accounting records.

         J.      Communication, Correspondence and Forms.

                 1. Maintain telephone service area to respond to any claims questions or provide current status of claims.

                 2. Insurer will authorize the use of an 800 number for communication between policyholders and Monarch.

                 3. Use Insurer's forms and stationery in all correspondence related to policy claims.

         K.      Documents and reports

                 Provide Insurer and Indemnity Reinsurer at least once a month upon Tandem's request with copies of all policy





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                 claims documents and reports processed and produced by Monarch in support of Insurer, in either original paper document form or microfiche form, as deemed appropriate by Insurer or Indemnity Reinsurer under the circumstances. All documents and reports are the property of Insurer.

         L. With respect to in force policies under which automatic or facultative reinsurance treaties or agreements apply, collect amounts due on any claims on behalf of the Insurer and Indemnity Reinsurer.

IV.      CASH ACCOUNTING

         All cash received at Monarch will be deposited into Insurer's account or at Insurer's lock box which may be maintained by Monarch. If cash is received at Insurer, copies of original documents such as applications, deposit slips, etc. will be forwarded to Monarch for records processing. If cash is received at Insurer's lock box, copies of original documents such as applications, deposit slips, and copies of the checks, if applicable, will be forwarded to Monarch for records processing.

         All bank statements and deposit slips are to be received directly by Monarch, which will promptly send copies thereof to Insurer as instructed. Unless otherwise designated by Insurer, all disbursements checks must have the signature of an officer of Insurer and satisfy other requirements contained in the Reinsurance and Assumption Agreement.

         In the event Insurer maintains the lock box account, Insurer will be responsible for all aspects of maintaining such lock box, including reconciling all accounts, and will forward copies of all applicable documentation, including checks, to Monarch.

         A. Monitor transfer of funds to: (I) verify that all monies due Insurer are deposited in Insurer's bank accounts and (ii) verify that all monies payable by Monarch on behalf of Insurer through these accounts have been disbursed.

         B. Obtain information where available regarding all receipts and disbursements flowing through Insurer's bank accounts





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                 so that Insurer may make proper accounting entries on its
                 books.

         C. Obtain where available bank statements from Insurer's banks for reconciliation and processing.

         D.      Commission

                 Handle all commission processing and payment for Insurer and maintain all commission records customarily maintained by Monarch.

         E. With respect to in force policies for which third party reinsurance applies, take customary ministerial steps to perform the cash accounting services described above.

         F.      Provide lock box facility services.

V.       ACCOUNTING

         Provide the following accounting services to Insurer and Indemnity
         Reinsurer:

         A.      Corporate Records

                 1. Maintain a complete set of Insurer's and Indemnity Reinsurer's records relating to the variable life insurance policies reflecting the Services provided hereunder.

                 2. maintain general ledger, premium receipts journal, cash receipts and disbursements journals, investment records, commission records, chart of accounts, financial reports, and any other records and information necessary to support accounting and responsibilities for Insurer and Indemnity Reinsurer as identified by Insurer.

                 3. Maintain, and provide to Insurer and Indemnity Reinsurer on a monthly basis, all accounting records necessary for the preparation and timely filing of Insurer's and Indemnity Reinsurer's financial statements as required for compliance with applicable laws and regulations promulgated





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
                             thereunder and under generally accepted accounting principles as identified by Insurer and/or Indemnity Reinsurer (i.e., for both internal and external reporting purposes).

                 4. Assist Insurer and Indemnity Reinsurer in the preparation of all accounting-related forms and special filings (including premium taxes) required by Insurer's and Indemnity Reinsurer's home state and any other regulatory bodies.

         B.      Reporting

                 Provide to Insurer and Indemnity Reinsurer sufficient information to meet the requirements of its home state's Insurance Department, and any other state's laws and regulations, and enable any examinations to be conducted and fully completed within the home state.

         C. At Insurer's and Indemnity Reinsurer's request, provide management information services, including, but not limited to, loss ratios, mortality experiences, regional sales, regional lapse rates, reports and such other information as Insurer and Indemnity Reinsurer reasonably deem necessary for the management of their respective businesses.

         D.      Provide actuarial valuation services.

         E. Provide assistance to Insurer and Indemnity Reinsurer in connection with any filings or other compliance activities required by any state insurance department, the Securities and Exchange commission or any other governmental agency.

         F.      Correspondence and forms

                 use Insurer's or Indemnity Reinsurer's forms and stationery (or those of the insurance group to which Insurer belongs), where appropriate, in all correspondence related to accounting.

         G.      Documents and reports





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
                 Provide Insurer and Indemnity Reinsurer at least once a month with copies of all accounting documents and reports processed and produced by Monarch in support of Insurer or Indemnity Reinsurer, in either original paper document form or microfiche form, as deemed appropriate by Insurer or Indemnity Reinsurer under the circumstances. All documents and reports are the property of Insurer.

VI.      PURCHASING, PRINTING, AND MAIL SUPPORT

         A. Prepare and produce all forms, stationery and other printed material for Insurer and Indemnity Reinsurer consistent with forms currently provided using Merrill Lynch logos or service marks.

         B. Submit all forms and stationery prepared for Insurer and Indemnity Reinsurer to Insurer and Indemnity Reinsurer for approval prior to use.

         C.      Maintain separate purchasing records.

         D. Maintain a unique Identification Number System (form numbers) to facilitate management of a separate inventory.

         E. Prepare, handle and process all mailings associated with the day to day administration of variable life products for Insurer and Indemnity Reinsurer.

         F.      Correspondence and forms

                 Use Insurer's or Indemnity Reinsurer's forms and stationery, where appropriate, in all correspondence related to purchasing, printing, and mail support.

         G.      Documents and reports

                 Provide Insurer and Indemnity Reinsurer at least once a month with copies of all purchasing, printing, and mail support documents and reports processed and produced by Monarch in support of Insurer or Indemnity Reinsurer, in either original paper document form or microfiche form, as deemed appropriate by Insurer or Indemnity Reinsurer under the circumstances. All documents and reports are the property of Insurer.





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
VII.     DATA PROCESSING AND SOFTWARE DEVELOPMENT

         A. Maintain a distinct data processing code for Insurer as it relates to the Agreement.

         B.      COMPUTER SOFTWARE AND HARDWARE

                 Insurer shall have rights to all updates, enhancements and modifications of the computer software and of hardware and to all releases relating to the services provided hereunder.

         C.      Computer Software Development - Discretionary Development

                 In the event that Tandem has particular needs for certain software development, Monarch, upon Tandem's request, shall submit a proposal for developing new software or a derivative of existing software. Tandem requests for software development shall be handled in accordance with procedures set forth below.

                 1. Phase I - Tandem shall send a written request for software development to Monarch identifying specific business needs.

                 2. Phase II - Tandem and Monarch will jointly develop the scope and expectations of the project.
                             Monarch will develop a plan outline and high level cost estimate.

                 3. Phase III - Monarch and Tandem will jointly develop detailed business requirements. Monarch will produce a projected plan with a total estimated cost.

                 4. If the project plan, projected start date and total estimated costs are unacceptable to Tandem, Tandem shall have the right to develop the software itself or approach an independent third party to perform such development work.

                 5. Monarch has the right to retain consultants in order to satisfy Tandem requirements.





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
         D. Provide computer-produced reports necessary to support Insurer's and Indemnity Reinsurer's variable life business.

         E.      Correspondence and forms

                 Use Insurer's and Indemnity Reinsurer's forms and stationery, where appropriate, in all correspondence related to data processing.

         F.      Documents and reports

                 Provide Insurer and Indemnity Reinsurer at least once a month with copies of all data processing documents and reports processed and produced by Monarch in support of Insurer or Indemnity Reinsurer, in either original paper document form or microfiche form, as deemed appropriate by Insurer or Indemnity Reinsurer under the circumstances. All documents and reports are the property of Insurer.

VIII.    ADMINISTRATIVE SERVICES

         Perform the following administrative services in accordance with the Performance Standards:

         A. Effect written confirmation of transactions and prepare quarterly statements of transactions

         B.      Effect reallocations for policyholders

         C. Prepare policy histories including a complete accounting for policyholders

         D. Effect loans and partial withdrawals, surrenders and premium refunds of policies, including delivery of conservation kits, where appropriate

         E.      Effect beneficiary and ownership changes in all policies

         F.      Respond to customer complaints

         G.      Effect death claims

         H.      Prepare general correspondence





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
         I. Effect processing for all declined, withdrawn and incompleted cases

         J.      Inspect all policy forms for accuracy

IX.      RECORDKEEPING SYSTEMS

                 Prepare the following transaction files, forms and reports in form and substance satisfactory to Insurer and Indemnity Reinsurer:

                                  DAILY OUTPUT

#            Name                      Contents
1            Job 4                     All daily financial activity, payments, withdrawals, etc. for each fund

2            Job 2                     master file update error report
             Micro Batch
             error report

3            UV cacl system            Daily price report

4            Job 4                     All transactions processed against each investment vehicle

5            Job 3                     Maintenance Journals
             Micro After Batch
             Report

6            SV1DP150                  Gains, Losses and activity by contract.  (Only Vantage lists gains and losses by contract)
7            Manually Produced         List Bill activity

8            Job 0                     Daily Batch Balance (No Units on our report)

9            Job 2                     Unprocessed transactions
             Micro Batch Error
             Report

10           Microlink register        Daily Check withdrawal register

11           Microlink report          Daily Check reconciliation register, currently available daily, but only printed monthly

12           Job 4                     Daily transaction journal by policy
             Micro Batch report
             SV1DP151

13           ADBEVAN1                  Agent Maintenance journal

14           CWA Logs                  New cash recap report

15           ACF/2 Maintenance         Security Maintenance Report N/A for LAN maintenance

16           ACF/2 Violation           Security Violation Report N/A for LAN violations

MONTHLY OUTPUT

A            General Acct Journal      Monthly Production activity report

B            RHFMP852                  Monthly Reserve Report

C            RAMIS Extract             Premium Tax Report

D            General Acct Journal      Cash Recap Report


CUSTOM FORM OUTPUT

All sent to Client on a daily basis

1.       Confirmation statements

2.       Contract Specification Page

3.       Contract Delivery Letter

4.       Commission Statements (Weekly B/D)

5.       Commission Checks (Weekly to B/D)

6.       Distribution Checks

X.       OTHER SERVICES

         A.      Product Development Services

                 Monarch will make recommendations to Insurer and Indemnity Reinsurer from time to time with respect to new services which will enhance Insurer's variable life business. Such recommendations will only be adopted with the prior written consent of Tandem. Tandem shall have the right to acquire rights to sue any new products developed by Monarch or its affiliates at a price to be mutually agreed upon by the parties in good faith.

         B.      Marketing Services

                 Upon Tandem's request, assist Insurer in reviewing promotional literature and advertising materials for the marketing and promotion of Insurer's variable life business.

                                   EXHIBIT B

                                SYSTEM SERVICES

                 It is the intent that Monarch shall be responsible for managing, operating and maintaining all physical and environmental facilities (space, electrical power, steam, HVAC, cooling water, lighting, fire safety, etc.) ("Physical and Environmental Facilities"), all physical technological devices (processors, input and output devices, storage devices, networks, communications devices, media, etc.) ("Physical Technological Devices"), all logical technological components systems, report generators, interface software, etc.) ("Logical Technological Components"), all application specific logic components and all data assets pertinent to Tandem's products ("Application Specific Logic").

                 1.          Physical and Environmental Facilities

                             A. Physical and Environmental Facilities shall at all times be in accordance with current or future engineering, building or other codes as required by applicable regulatory authorities.

                             B. Physical and Environmental Facilities shall at all times satisfy the specifications issued by the vendors of any Physical Technological Devices employed in providing system services to Tandem.

                             C. If Physical and Environmental Facilities fail at any time to meet the requirements of applicable regulatory authorities or the specifications of present or future vendors of Physical Technological Devices employed in providing system services to Tandem, Monarch will use its best efforts to make such changes as are necessary to the Physical and Environmental Facilities.

                 2.          Physical Technological Devices

                             A. Monarch will supply sufficient types and numbers of devices as are necessary to meet the system services Performance Standards set forth in Exhibit D of this Agreement.

                             B.   All devices will be operated by trained
                                  experienced personnel in the manner approved by the vendors of each device.

                             C. Monarch will establish and maintain a regular schedule of preventive maintenance on all equipment employed in providing system services to Tandem using a maintenance service provider authorized by the manufacturer of the equipment or Monarch will maintain the equipment itself.

                             D. Monarch will maintain an appropriate level of spares and backup devices as necessary to meet the system services Performance Standards set forth in Exhibit D of this Agreement.

                             E. Failed devices will be repaired or replaced as promptly as possible.

                             F. Monarch will promptly notify Tandem if any major device failure exists for over eight hours.

                 3.          Logical Technological Components

                             A.   Monarch will establish and maintain a
                                  software maintenance agreement with the
                                  software owner or authorized representative for all Logical Technological Components employed in providing system services to Tandem or Monarch will maintain the software itself.

                             B.   Monarch will provide Tandem with a
                                  responsibilities chart listing all Logical
                                  Technological Components and maintenance of not less than two staff member who are trained in and capable of providing support services for the component.

                             C.   Monarch will notify Tandem of any
                                  implementation of fixes and new releases relating to the Logical Technological Components.

                 4.          Application Specific Logic

                             A.   Monarch will maintain at least two
                                  application programmers who are knowledgeable and experienced in the application logic of each application system pertinent to Tandem's product.

                             B. Monarch will timely resolve any logical or data exception which interferes with the execution of Tandem's applications in the production environment. The appropriate resolution staff (application programmers, special software support teams, coverage programmers, etc.) will be accessible at all times each application is to be executed whether scheduled or unscheduled.

                             C. Monarch will implement change and maintenance control following accepted system practice for applications software or such other system practices as are otherwise reasonably required by Tandem at all times.

                             D. Monarch will provide Tandem with an up to date copy of all requisite documentation and program libraries for archival purposes. Monarch will provide a copy of all emergency and scheduled changes as they are applied to production libraries.

                 5.          Data Assets

                             A. Monarch will maintain appropriate on-site data set backups on an ongoing basis to ensure the ability to timely recover any failed execution of an application without loss or duplication of records and/or erroneous results.

                             b. Monarch will maintain appropriate off-site data set backups on an ongoing basis to ensure the ability to restore the subject data files to their status at close of business on the preceding day.

                 6.          General

                             A.   Monarch will maintain an appropriate
                                  infrastructure (hot lines, call lists,
                                  trouble reports, change notices, etc.) such that any unplanned service interruption can be timely reported and addressed.

                             B.   Monarch will follow good practice in
                                  implementing changes such that reversion to the previous operation is expeditiously performed if the results of changes are unexpected or such other practices as are otherwise reasonably requested by Tandem.

                             C.   Monarch will follow accepted security
                                  practice with regard to Tandem's programs, logic, documentation and data, exercising a standard of care at least equal to that employed with Monarch's own similar materials, or such other security practices as are otherwise reasonably requested by Tandem.

                                   EXHIBIT C

                             ADMINISTRATIVE SERVICE

                             PERFORMANCE STANDARDS

                 Monarch shall meet the administrative service Performance Standards set forth in the table below and will provide performance reports satisfactory to table below and will provide performance reports satisfactory to Tandem in form and substance comparing actual results to the standards described below. The measurement period for each standard set forth below with respect to each type of Service shall be monthly. The reports will be issued monthly not more than six business days following the end of each calendar month. Monarch will submit a proposed form of report to Tandem for its approval on or before the Reinsurance Closing Date.

TYPE OF SERVICE                                             STANDARD
Incoming customer calls via 800                    70% without going into queue
numbers including Periphonics

Average daily queue for incoming                   70 seconds
calls via 800 numbers

Abandoned calls                                    Not more than 5% of total ACD and Periphonics calls

Written Confirmations of                           Mailed within 24 hours of
Transactions and Quarterly                         completion of transaction
Statements                                         or processing close of Quarter

Reallocations                                      98% of instructions received prior to 4:00 PM will be processed same day and confirmed in writing within 24 hours; 100% of instructions will be processed and confirmed in writing within 48 hours; 98% of instructions received after 4:00 PM will be processed next day and confirmed in writing within 24 hours; 100% of instructions received after 4:00 PM will be processed and

                                        confirmed in writing within 48 hours.

TYPE OF SERVICE                                             STANDARD
Policy Histories (Complete                 Confirm request within three
Accounting for Policyholders)              business days and include
                                           estimated completion date

Loans/Partial Withdrawals                  98% processed on same day of
                                           request; 100% processed by
                                           second day; all money sent
                                           within seven calendar days

Beneficiary and Ownership                  10 calendar days after
Changes                                    receipt of signed request

Surrenders and premium                     98% processed on day of

refunds                                    request; 100% processed by
                                           second day; all money sent
                                           within seven calendar days

Free look refunds                          98% processed on day of
                                           request; 100% processed by
                                           second day; all money sent
                                           within  seven calendar days

Address Changes                            Five calendar days from
                                           receipt of request

Customer Complaints                        Acknowledged within two
                                           calendar days

Death Claims                               98% acknowledged with "claim
                                           kit" within one business day;
                                           100% acknowledged by second
                                           day; 98% of noncontestable
                                           claims paid within one
                                           business day after receipt of
                                           approval from Tandem; 100% of
                                           non-contestable claims paid
                                           by second business day after
                                           receipt of approval from
                                           Tandem

General                                    Respond within 14 calendar
Correspondence                             days

Enter Submitted Applications               98% on same date of receipt;
with cash into system                      100% submitted by second day

Enter Submitted Applications               Second day of receipt
without cash into system

TYPE OF SERVICE                                             STANDARD
Receipt of Application to                  Seven calendar days from
Underwriting Decision -                    receipt
Nonmedical Cases

Medical Cases

- Phase I - Pre-Underwriting               Five calendar days from
  Support and initial review               receipt of application in good order

- Phase II - Review all medical            Four calendar days from
  requirements and issue and               receipt of last underwriting
  deliver to Tandem for final              requirement
  approval

Issues                                     Three calendar days from
                                           underwriting approval

Inspection and Mailing                     Two calendar days
of Policies

Processing Declined,                       Three calendar days from
Withdrawn, Incompleted and                 dates of action
Not Taken Cases

CMA Link to                                Three calendar days from
Products                                   receipt of request

Requests for Policyholder                  Mailed three calendar days
Services Forms                             from receipt of request

Marketing Services incoming                70% without going into
producer calls via 800 numbers             queue

Average Daily Queue for                    45 seconds
Marketing Services Incoming
Calls via 800 numbers

                                   EXHIBIT D
                                SYSTEM SERVICES
                             PERFORMANCE STANDARDS

         Monarch will submit to Tandem for its approval a detailed description of application systems and each of the System Services, report i.e., Daily Reports, Weekly Reports, etc.) and contents of transmission and transfer filed listed in the chart on the following page.

                               SYSTEM SERVICES
                            PERFORMANCE STANDARDS

                 Monarch will provide system services at a minimum level which meet the standards described in the table below. Performance reports satisfactory to Tandem in form and substance comparing actual results to such standards will be issued monthly not more than six business days following the end of each calendar month. Monarch will submit a proposed form of report to Tandem for its approval on or before the Reinsurance Closing Date.

                                                            Avail-
Service                      Schedule                       bility           Response
------------------------------------------------------------------------------------------------------
Mainframe                    7:30AM - 6:30PM                98%              Five seconds for 95%
On Line                      Monday - Friday                                 of transactions
System

Microcomputer                7:30AM - 5:30PM                98%              N/A
Administrative               Monday - Friday
Systems

Accounting &                 7:30AM - 7:00PM                98%              Five seconds for 95%
Accounts                     Monday - Friday                                 of transactions
Payable On
Line Systems

CEO                          7:00AM - 8:00PM                98%              RT transaction
On Line                      Monday - Friday                                 execution will complete in
                                                                             five seconds or less 95% of
                                                                             the time

Problem                      24 hours per day               95%              N/A
Help Desk                    Monday - Friday

IBX Switching                24 hours per day               100%             Resolution of problem
reports                                                                      not Equipment requiring vendor
                                                                             support within eight business
                                                                             hours from problem report

                                                                             Substitute problem is still
                                                                             unresolved within 48 hours
                                                                             from problem report

Telecommunication            Upon request                   98%              Seven business days turnaround

Work Orders

Telecommunication            8:00AM - 5:00PM                98%              On-site response within two

Systems Problem              Monday - Friday                                 hours of problem report

Weekday                      24 hours prior                 98%              As per System (See Note 2)

Extensions                   notice

Weekend or                   36 hours prior                 98%              As per System (See Note 2)

Holiday
Extensions

File Transfers               Start within 2                 98%              N/A
                             file availability


Office Automation            On request as                  98%              On-site response within two
Systems                      agreed                                          hours of problem report; 48 hour
                                                                             turnaround of work requests and
                                                                             establishing new terminal connections
                                                                             or operation ID's

Microfiche                   9:00AM                         98%              N/A
Tapes Available              Monday - Friday
for Courier

Daily Reports                7:30AM                         90%              N/A
Early Group                  Monday - Friday

Daily Reports                10:00AM                        95%              N/A
Early Group                  Monday - Friday

Weekly Reports               7:30AM                         98%              N/A
Early Group                  Monday

Weekly Reports               10:00AM                        98%              N/A
Later Group                  Monday

Monthly Reports              7:30AM 2nd                     98%              N/A
Early Group                  business day of
                             month

Monthly Reports              10:00 2nd
Later Group                  business day of                98%              N/A
                             month

On Request                   next day                       95%              N/A
Critical Group

Transmit Daily               6:00AM                         98%              N/A
Transaction File             Monday - Friday

Transmit                     9:00PM                         98%              N/A
Monthly Statement            Monday - Friday
File                         (See Note 4)

--------------------------------------------------------------------------------
NOTE:    1.      All times shall refer to Eastern Standard Time.

         2. All system services will be made available to Tandem, Monday through Friday and not an weekends or any of the following nationally recognized holidays: New Year's Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor

                 Day, Thanksgiving Day and Christmas Day subject to the following sentence. As indicated above, system services will be made available on weekends and holidays upon providing Monarch with 36 hours prior notice of such extended service requirements.

         3. Monarch will provide Tandem with three days prior notice of any scheduled system maintenance activities or any other events which will not permit routine availability or extended weekday, weekend or holiday system services performance.

         4. Dependent upon Monarch receiving prior day's processed transaction file from CMA no later than 10 AM on statement transmission dates.

                                   EXHIBIT E

                             DISASTER RECOVERY PLAN

                 Within 90 days following execution of this Agreement, Monarch shall provide Tandem with a disaster recovery plan prepared in consultation with and approved by Tandem which protects Monarch's ability to process the Tandem work as described below and shall implement the plan and cause the disaster recovery facilities to become fully operational by not later than 90 days from the date the disaster recovery plan is approved by Tandem. The plan shall also provide that Monarch shall use facilities owned and/or operated by Tandem or a Tandem affiliate or third party facilities designated by Monarch that are acceptable to Tandem in Tandem's sole discretion. The parties acknowledge and agree that time is of the essence in finalizing the terms of a Disaster Recovery Plan and implementing the plan.

         A.      BUSINESS REQUIREMENTS:

                 The plan shall be predicated on recovery and restoration of all client functional capabilities required to conduct Tandem's business in or more than 24 hours following cessation of the Services.

         B.      SCOPE OF INITIAL RECOVERY CAPABILITY:

                 The plan will provide for the immediate initial recovery of the following client services described in Exhibit A of this Agreement at the performance standards described in Exhibit C of this Agreement:

                             Section I     -       A, B, C, D, E and F

                             Section II    -       A, B, C, D

                             Section III   -       A, B, C, D, E, G

                             Section IV    -       A, B, C, D and E

                             Section VI    -       D, E

                             Section VIII  -       all subdivisions

                 The extent of "disaster" shall not be limited to destruction or denial of access to the occupied space in which Tandem's business or dependent functions are conducted, but shall extend to interruption of services vital to the conduct of Tandem's business such as telephone communications or environmental facilities.

         C.      RESTORATION OF NORMAL PERFORMANCE LEVEL:

                 The plan will provide for augmenting the initial recovery of facilities to provide full functional capabilities (except for software development) as set forth in Exhibit A within not more than 72 hours following cessation of the Services. The Services shall be restored to the extent practicable under the circumstances to perform in accordance with the Performance Standards described in Exhibits C and D.

         D.      DURATION OF EMERGENCY OPERATION:

                 The plan will provide for operation on a continuing basis out of the emergency facilities for a minimum period of at least 60 days to the extent practicable under the circumstances.

         E.      MAINTENANCE OF DISASTER RECOVERY PLAN:

                 Monarch will maintain the Disaster Recovery Plan to reflect updates in technological hardware, peripherals and/or software and will provide Tandem with a copy of such updated plan on an annual basis commencing one year from the date of Tandem's approval of the disaster recovery plan.

         F.      SOFTWARE INSTALLATION AND PERFORMANCE:

                 Provided that the hardware and related software environment have been approved by Monarch, such approval not to be unreasonably withheld or delayed, Monarch will take all steps necessary to ensure that all software licensed pursuant to the Software License Agreement will operate on the hardware at the disaster recovery site to the complete satisfaction of Tandem permitting, to the extent practicable under the circumstances, performance of all of the Services in conformance with the Performance Standards set forth in Exhibits C and D.

                                   EXHIBIT F

                          TRANSITION PERIOD ASSISTANCE

It is the intent that Monarch shall assist Tandem in effecting a transition from Monarch to an operation supported by Tandem or its designee without interruption in any of the Services provided under this Agreement. The parties acknowledge and agree that time is of the essence in connection with the performance of their respective obligations during the Transition Period. Monarch will specifically assist Tandem in a timely fashion as follows:

A.       PHYSICAL FACILITIES

         1. Provide type, quantity, physical and environmental information for all physical devices of the systems necessary for continuous support of Tandem's products.

         2. Provide detailed connection diagrams for all physical components of the systems necessary for support of Tandem's products.

         3. Provide technical expertise to Tandem as needed to install the requisite equipment as necessary to replicate Monarch's equipment operation servicing Tandem.

B.       SOFTWARE

         1. Provide current copies of owned or transferrable software presently active in the Monarch system to Tandem and to the extent possible, the most up to date version of the source code of such software.

         2. Provide detailed identification and ordering information, i.e., sources of supply, for all non-transferrable software required by Tandem to replicate Monarch's software environment.

         3. Provide technical expertise to Tandem as needed to install the requisite software as necessary to replicate the Monarch software operation servicing Tandem.

         4. Provide Tandem with detailed information describing the change history of all software.

C.       DATA

         1. Provide Tandem with the most recent back-up of all data files required by the systems supporting Tandem's products.

         2. Provide Tandem with transaction journals of all transactions which updated data files used by Monarch to provide the Services to Tandem hereunder from the point at which the most recent back-up was performed until the point at which Tandem assumed system responsibilities.

         3. Provide technical expertise and requisite assistance to Tandem in applying journal transactions to the back-up files and reconciling Tandem's files to Monarch's files at the start of the parallel period (the "Parallel Period").

D.       PARALLEL PERIOD

         1. Assist Tandem in operating Tandem's system on a parallel basis with Monarch's system for a minimum two week period which shall cross over from the end of one month to the beginning of the next to ensure that Tandem's monthly processing services during the Parallel Period are completely operational.

         2. Provide technical assistance and expertise in applying Monarch's journal transactions to Tandem's data and reconciling the results of Tandem's operations to the results of Monarch's operations.

         3. Tandem will assume responsibility for ongoing operation of the system upon satisfactory conclusion of the Parallel Period.

E.       RECORDS

         1. Provide Tandem with all records relating to the system and its management.

         2. Provide technical expertise in interpreting all such records as requested by Tandem.

F.       TRAINING AND EDUCATION

         1. Provide Tandem with training and education which Tandem deems to be adequate for each clerical employee, systems employee, operations employee and technical employee engaged by Tandem to operate the system and provide requisite services.

         2. Provide Tandem with copies of all training programs, manuals and materials used or prepared by Monarch for all system services.

G.       CUTOVER COVERAGE

         During the period following the end of the Transition Period, provide tandem with one on-site individual qualified in each area of specialty services (computer operations, terminal operations, new business issuance, policyholder service, balancing and reconciliation, reporting, etc.) for the first 25 business days of operation following Tandem's assumption of system responsibilities.